EXHIBIT 99.1

Sionix Corporation Announces Letter from Chief Executive Officer

SANTA MONICA, Calif., Jan. 20, 2010 (GLOBE NEWSWIRE) -- Sionix Corporation (OTCBB:SINX), a Santa Monica, CA-based designer and manufacturer of "Safe Water Systems" for commercial, industrial, and public water treatment applications, today announced the release of a letter to the shareholders from Jim Currier, its Chief Executive Officer. A copy of the letter is available at https://www.issuerdirect.com/upload/enotify/sionix.pdf.

About Sionix

Based in Santa Monica, Calif., Sionix designs innovative and advanced "Safe Water Systems" intended for use in defense, government facilities, emergency water supplies during natural disasters, hospitals, pharmaceuticals, resorts and hotels, housing development projects, industrial process waters including food, dairy and meat processing, and brackish waste water from oil and gas drilling. Intended applications also include desalinization and pre-treatment for reverse osmosis and other membrane applications, as well as industrial wastewater, bottled water, industrial process water, food, dairy, agribusiness, meat processing, and hog and poultry operations.

"Elixir" is a registered trademark of Sionix Corporation. Sionix develops new concepts in "Modular Packaged Water Treatment Systems" using diffused air flotation (DAF) and membrane technology for drinking water and the waste water treatment industry. Sionix owns eight product and process patents and one is pending.

Safe Harbor

This news announcement may contain "forward-looking statements". Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance and achievements of Sionix to be materially different from any future results, performance or achievements expressed or implied. Sionix's recent financial results, risks and uncertainties are discussed in its Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and in its current reports filed since that date with the Securities and Exchange Commission, all of which are available for review at www.sec.gov.

 CONTACT:  Sionix Corporation

          Investor Relations

          Amy Lamare

          (847) 235-4566

          alamare@sionix.com